EXHIBIT 99.1

Allscripts announces second quarter 2017 results

  All-time record bookings total $407 million, 12 percent growth year-over-year
  New client business totals over one-third of bookings; revenue backlog at a record $4.1 billion
  Revenue $426 million, $428 million non-GAAP, growth of 10 and 8 percent respectively year-over-year
  Allscripts to acquire hospital and health system business from McKesson Corporation

CHICAGO, Aug. 03, 2017 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three and six months ended June 30, 2017.

Second Quarter and Recent Business Highlights

  U.S. Core Solutions and Services: Allscripts had a strong quarter for its Sunrise™ electronic health record (EHR) platform as the company signed both new clients as well as multiple expansions and renewals with existing clients. Most notably, the company signed the largest new Sunrise contract since 2011 with a non-profit integrated delivery network. This system includes six hospitals and an affiliated medical foundation with approximately 250 physicians – plus a network of community physicians and medical practices across the regions served. Additionally, managed services bookings increased by double digits year-over-year as clients continued to migrate from on premise IT architecture to Allscripts private cloud hosting, and the company saw continued growth in demand for Allscripts Revenue Cycle Management Services (RCMS).

  Allscripts also announced separately today that it signed a definitive agreement to acquire the hospital and health system business (Enterprise Information Solutions) from McKesson Corporation (NYSE:MCK). Allscripts strengthens its community hospital offering through this transaction, adds more solutions to the portfolio, widens its cross-selling opportunities and provides enhanced scale with a larger research and development organization to meet the needs of its clients globally.
  Value-Based Care: Allscripts continues to see success with its offerings across population health management, payer and life sciences as well as personalized and precision medicine. In addition to numerous wins or expansions in the health care provider segment, both inside and outside our core EHR client base, the company also saw increased demand for its CareInMotion™ solution in the health plan market.

  The Payer and Life Sciences business had double digit year-over-year bookings growth as payers, pharmaceutical companies and others recognize the benefits of working with Allscripts significant provider network to help drive higher quality patient outcomes and improve group practice operating efficiency. Also in the quarter, 2bPrecise, our cloud-based precision medicine platform, announced a technology license agreement and collaboration initiative with Mayo Clinic to research and develop genomics-based care protocols.

  Allscripts Global: The company expanded its relationship with multiple global clients across the United Kingdom and the Asia-Pacific region, including add-on acute clinical and financial solutions and value-based care modules.

  Community and Post-Acute: The second quarter of 2017 marks the one-year anniversary of Allscripts investment in Netsmart (which closed April 2016). In the second quarter, Netsmart achieved record bookings, with the majority coming from new clients, illustrating Netsmart’s continuing leadership in the industry. The company continues to have success in large public sector opportunities in the behavioral health segment.

“Allscripts posted an exceptional bookings quarter, especially considering last year’s second quarter record bookings,” Paul M. Black, Chief Executive Officer of Allscripts, said. “Allscripts second quarter non-GAAP financial performance was strong, with high single-digit revenue growth year-over-year. I am pleased to see continued expansion of the Sunrise and CareInMotion platforms in both domestic and international markets as well as solid uptake of our high-value service offerings that provide significant and durable value to our clients.”

“We enter the second half of 2017 a stronger company and we remain emboldened by our ability to offer a highly compelling and distinct value proposition in a competitive market environment.”

Black continued, “I am also proud to announce the acquisition of the hospital and health system business from McKesson. Adding these clients, associates and expanded solution portfolio to the Allscripts family enables us to better serve our clients, stabilize a new base of clients, increase our breadth, depth and scale - further driving our investment in innovation. These new clients, associates and solutions extend Allscripts leadership position in the healthcare IT industry.  We anticipate this acquisition to have a positive impact on Allscripts top- and bottom- line results in the coming years.”

Please see the “Explanation of Non-GAAP Financial Measures” at the end of this press release for detailed information on calculating non-GAAP measures. Period-over-period comparability is also affected by the inclusion of Netsmart in consolidated results beginning April 19, 2016.

Second Quarter 2017 Bookings, Backlog Highlights

Bookings(1) were $407 million in the second quarter of 2017, the highest level in Allscripts history. This result compares with $362 million in the second quarter of 2016, a 12 percent increase. In terms of bookings mix, fifty-one percent of second quarter 2017 bookings related to software delivery, while the remaining amounts were related to client services.

Contract revenue backlog as of June 30,2017, totaled more than $4.1 billion, an increase of 3% compared to the March 31, 2017, amount.

Second Quarter 2017 Revenue Details

Second quarter 2017 GAAP revenue was $426 million, an increase of 10 percent year-over-year. Non-GAAP revenue totaled $428 million, improving 8 percent year-over-year. Non-GAAP revenue excludes acquisition-related deferred revenue adjustments related to Netsmart and other non-material consolidated affiliates.

Software delivery, support and maintenance revenue totaled $279 million on a GAAP basis and $280 million on a non-GAAP basis in the second quarter of 2017, a 12 and 9 percent increase, respectively, compared with the second quarter of 2016. Software delivery, support and maintenance revenue consists of all software, hardware, subscription and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $147 million on a GAAP basis and $148 million on a non-GAAP basis in the second quarter of 2017, up 7 and 6 percent, respectively, compared with the second quarter of 2016. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance and recurring managed services, increased 11 percent on a GAAP basis and 8 percent on a non-GAAP basis compared with the second quarter of 2016. Non-recurring revenue, comprised of systems sales and other project-based client services revenue, increased 9 percent on a GAAP basis and 8 percent on a non-GAAP basis compared with the second quarter of 2016.

Second Quarter Gross Profit and Operating Expenses

Gross margin in the second quarter of 2017 was 44.0 percent on a GAAP basis and 48.0 percent on a non-GAAP basis, compared with 43.1 and 48.1 percent, respectively, in the second quarter of 2016.

On a GAAP basis, total operating expenses, consisting of selling, general and administrative and research and development expenses, were $159 million, or an 11 percent increase year-over-year. Non-GAAP operating expenses totaled $141 million, a 6 percent increase year-over-year.

Adjustments made for non-GAAP purposes can impact the directional trends for GAAP versus non-GAAP financial metrics. For a reconciliation of GAAP and non-GAAP items, see the financial tables in this release (Tables 4, 5 and 6).

Second Quarter 2017 Net Income and Earnings per Share

GAAP net loss attributable to Allscripts stockholders in the second quarter of 2017 totaled $154 million compared with net loss of $10 million in the second quarter of 2016.

The net loss includes a $145 million impairment of long-term investments, principally related to Allscripts equity investment in NantHealth (NYSE: NH). This impairment is based on management’s assessment of the likelihood of near-term recovery of the investments’ value. Additionally, the net loss includes an $11 million charge for the accretion of redemption preference on the redeemable convertible preferred stock, issued in conjunction with the Netsmart transaction in April 2016.

Non-GAAP net income attributable to Allscripts stockholders in the second quarter of 2017 totaled $27 million, flat compared with the second quarter of 2016.

GAAP loss per share in the second quarter of 2017 was $0.85, compared with loss per share of $0.05 in the second quarter of 2016. Non-GAAP earnings per share in the second quarter of 2017 were $0.15, compared with $0.14 in the second quarter of 2016.

Second Quarter 2017 Adjusted EBITDA and Cash Flow

Adjusted EBITDA increased to $90 million in the second quarter of 2017, a 15 percent increase compared with the second quarter of 2016.

Cash flow from operations for the quarter ended June 30, 2017 totaled $34 million, compared to $56 million the same period of 2016. Quarterly cash flow can fluctuate and second quarter 2017 cash flow was impacted by higher costs related to several factors, including the timing of 2016 variable compensation payments and working capital requirements.

2017 Financial Outlook Update

Allscripts is announcing upward adjustments to its non-GAAP revenue target for 2017, as well as its 3-year CAGR targets (2018-2020).

The changes discussed below assume that the proposed acquisition of the hospital and health system business from McKesson Corporation, as discussed above and in a separate release issued today, August 3, 2017, is closed early in the fourth quarter of 2017. The non-GAAP targets exclude approximately $50 million in severance and transaction costs expected to be incurred beginning in the fourth quarter of 2017 which are expected to be recognized quarterly until no later than the fourth quarter of 2018. The company anticipates that most of these costs will be incurred in the fourth quarter of 2017 and first quarter of 2018.

For 2017:

  The company increased its non-GAAP revenue outlook of between $1.71 billion and $1.74 billion to a range of between $1.79 billion and $1.82 billion;
  The company affirmed its Adjusted EBITDA of between $345 million and $365 million on a consolidated basis; and
  The company affirmed its non-GAAP earnings per share growth target of between 10 to 15 percent

Allscripts 3-Year CAGR Targets for 2018-2020:

  The company is increasing its non-GAAP revenue target from a range of 6-8 percent to 9-11 percent;
  The company is increasing its non-GAAP earnings per share target from a range of 12-15 percent to 17-20 percent

The change in the 3-year CAGR targets for 2018-2020 incorporates the addition of the Enterprise Information Solutions business and its subsequent impact on non-GAAP revenue through 2020. The increase in non-GAAP earnings per share assumes an accelerating contribution from the Enterprise Information Solutions business to Allscripts profitability through 2020. Allscripts financial outlook going forward is based on consolidated Adjusted EBITDA, reflecting 100 percent contribution from Netsmart.

Allscripts provides financial guidance for revenue, Adjusted EBITDA and earnings per share on a non-GAAP basis. Allscripts non-GAAP revenue guidance excludes the impact of acquisition-related deferred revenue adjustments.

In providing financial guidance, the company does not reconcile non-GAAP revenue, Adjusted EBITDA or non-GAAP earnings per share guidance to the corresponding GAAP financial measures. Allscripts does not provide guidance for the various reconciling items since certain items that impact GAAP revenue and net income are either outside of its control and/or cannot be reasonably predicted.

For a reconciliation of other non-GAAP items, see the explanation of non-GAAP financial measures as well as the non-GAAP financial reconciliation tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, August 3, 2017, at 4:30 PM Eastern Daylight Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13666060.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13666060.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1)  Bookings reflect the value of executed contracts for software, hardware, client services, private cloud hosting services, outsourcing and other subscription-based services.

NOTE: All percentage changes described within this press release are calculated from full dollar amounts as illustrated in the accompanying financial statements and Allscripts Supplemental Financial Data Workbook, posted on the Investor Relations website. Rounding differences may occur when individually calculating percentages or totals from rounded amounts included within the press release body compared to full dollar amounts in the tables.

About Allscripts
Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2017 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements under “2017 Financial Outlook Update”. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements and reported results should not be considered an indication of future performance. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the expected financial contribution and results of the Netsmart joint business entity, including consolidation for financial reporting purposes and the hospital and health systems business from McKesson Corporation (the “Enterprise Information Solutions Business”); the closing of the acquisition of the Enterprise Information Solutions Business; the successful integration of the Enterprise Information Solutions Business; the anticipated and unanticipated expenses and liabilities related to the acquisition and the acquired Enterprise Information Solutions Business; Allscripts failure to compete successfully; consolidation in Allscripts industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts sales, services and support organizations; market acceptance of Allscripts products and services; the unpredictability of the sales and implementation cycles for Allscripts products and services; Allscripts ability to manage future growth; Allscripts ability to introduce new products and services; Allscripts ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts products; Allscripts ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts ability to hire, retain and motivate key personnel; performance by Allscripts content and service providers; liability for use of content; security breaches; price reductions; Allscripts ability to license and integrate third party technologies; Allscripts ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts ability to maintain proper and effective internal controls; and asset and long-term investment impairment charges. Additional information about these and other risks, uncertainties, and factors affecting Allscripts business is contained in Allscripts filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the most recent Allscripts Annual Report on Form 10-K and subsequent Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$82.7	$95.6
Restricted cash	6.4	1.0
Accounts receivable, net	420.1	405.1
Prepaid expenses and other current assets	113.6	102.6
Total current assets	622.8	604.3
Available for sale marketable securities	63.5	149.1
Fixed assets, net	160.5	148.8
Software development costs, net	192.9	163.9
Intangible assets, net	699.0	741.4
Goodwill	1,929.3	1,924.1
Deferred taxes, net	3.5	2.8
Other assets	112.6	97.8
Total assets	$3,784.1	$3,832.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114.7	$126.1
Accrued expenses	77.4	86.1
Accrued compensation and benefits	59.3	64.3
Deferred revenue	388.6	363.8
Current maturities of long-term debt	21.4	15.2
Non-recourse current maturities of long-term debt - Netsmart	2.5	2.5
Current maturities of capital lease obligations	8.6	9.1
Total current liabilities	672.5	667.1
Long-term debt	730.0	717.9
Non-recourse long-term debt - Netsmart	576.4	576.9
Long-term capital lease obligations	7.6	9.9
Deferred revenue	18.9	18.0
Deferred taxes, net	137.3	141.8
Other liabilities	66.3	39.7
Total liabilities	2,209.0	2,171.3
Redeemable convertible non-controlling interest - Netsmart	409.6	387.7
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,124.6	1,232.5
Non-controlling interest	40.9	40.7
Total stockholders’ equity	1,165.5	1,273.2
Total liabilities and stockholders’ equity	$3,784.1	$3,832.2

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Software delivery, support and maintenance	$279.3	$249.8	$551.8	$479.0
Client services	146.8	136.7	287.8	253.1
Total revenue	426.1	386.5	839.6	732.1
Cost of revenue:
Software delivery, support and maintenance	89.1	79.1	172.5	154.3
Client services	122.3	118.7	247.2	219.6
Amortization of software development and acquisition-related assets (a)	27.3	22.0	53.8	39.6
Total cost of revenue	238.7	219.8	473.5	413.5
Gross profit	187.4	166.7	366.1	318.6
Selling, general and administrative expenses	112.0	94.8	222.9	178.9
Research and development	46.5	47.9	95.7	94.9
Asset impairment charges	0.0	0.0	0.0	4.7
Amortization of intangible and acquisition-related assets	7.9	5.4	15.2	9.6
Income from operations	21.0	18.6	32.3	30.5
Interest expense and other, net (b)	(20.4)	(16.3)	(40.4)	(22.9)
Impairment of long-term investments	(144.6)	0.0	(144.6)	0.0
Equity in net income (loss) of unconsolidated investments	0.0	(4.9)	0.3	(7.5)
(Loss) income before income taxes	(144.0)	(2.6)	(152.4)	0.1
Income tax benefit (provision)	1.0	0.5	0.8	(0.1)
Net loss	(143.0)	(2.1)	(151.6)	0.0
Less: Net loss (income) attributable to non-controlling interest	0.2	0.1	(0.2)	0.0
Less: Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	(10.9)	(8.2)	(21.9)	(8.2)
Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders	$(153.7)	$(10.2)	$(173.7)	$(8.2)

Loss per share - basic and diluted	$(0.85)	$(0.05)	$(0.96)	$(0.04)

Weighted average common shares outstanding:
Basic	181.2	186.8	181.0	187.7
Diluted	181.2	186.8	181.0	187.7

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$13.1	$10.4	$25.6	$20.6
Amortization of acquisition-related intangible assets	14.2	11.6	28.2	19.0
	$27.3	$22.0	$53.8	$39.6

(b) Interest expense and other, net are comprised of the following for the periods presented:
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$2.9	$2.8	$5.9	$5.6
Interest expense	15.8	12.1	31.6	15.7
Amortization of discounts and debt issuance costs	1.6	1.5	3.0	2.1
Other loss (income), net	0.1	(0.1)	(0.1)	(0.5)
Total interest expense and other, net	$20.4	$16.3	$40.4	$22.9

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities:
Net loss	$(143.0)	$(2.1)	$(151.6)	$0.0
Non-cash adjustments to net loss:
Depreciation and amortization	51.6	42.1	101.3	76.6
Stock-based compensation expense	10.6	10.2	18.5	20.1
Impairment of long-term investments	144.6	0.0	144.6	0.0
Other non-cash (credits) charges, net	(2.1)	3.4	(2.6)	10.5
Total non-cash adjustments to income	204.7	55.7	261.8	107.2
Cash impact of changes in operating assets and liabilities	(27.8)	2.6	(0.8)	24.9
Net cash provided by operating activities	33.9	56.2	109.4	132.1
Cash flows from investing activities:
Capital expenditures	(10.5)	(8.8)	(25.0)	(16.6)
Capitalized software	(37.6)	(22.0)	(71.6)	(37.1)
Purchases of equity securities in partner entities, business acquisitions, net of cash acquired and other investments	(1.3)	(925.7)	(5.3)	(926.2)
Net cash used in investing activities	(49.4)	(956.5)	(101.9)	(979.9)
Cash flows from financing activities:
Repurchase of common stock	(12.1)	(14.6)	(12.1)	(52.1)
Proceeds from issuance of redeemable convertible preferred stock	0.0	333.6	0.0	333.6
Stock-based compensation-related payments, net	(0.7)	(2.5)	(6.6)	(6.4)
Credit facilities and capital lease borrowings, net	12.8	574.6	3.1	546.2
Net cash provided by (used in) financing activities	0.0	891.1	(15.6)	821.3
Effect of exchange rate changes on cash and cash equivalents	0.2	(0.2)	0.6	0.3
Net decrease in cash and cash equivalents	(15.3)	(9.4)	(7.5)	(26.2)
Cash, cash equivalents and restricted cash, beginning of period	104.4	100.1	96.6	116.9
Cash, cash equivalents and restricted cash, end of period	$89.1	$90.7	$89.1	$90.7

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total revenue, as reported	$426.1	$386.5	$839.6	$732.1

Acquisition-related deferred revenue adjustments	1.6	10.1	3.2	10.1
Total non-GAAP revenue	$427.7	$396.6	$842.8	$742.2

Gross profit, as reported	$187.4	$166.7	$366.1	$318.6

Acquisition-related deferred revenue adjustments	1.6	10.1	3.2	10.1
Acquisition-related amortization	14.2	11.6	28.2	19.0
Stock-based compensation expense	2.0	2.2	4.7	4.9
Transaction-related and other costs (a)	0.1	0.0	0.2	0.0
Total non-GAAP gross profit	$205.3	$190.6	$402.4	$352.6

Income from operations, as reported	$21.0	$18.6	$32.3	$30.5

Acquisition-related deferred revenue adjustments	1.6	10.1	3.2	10.1
Acquisition-related amortization	22.1	17.0	43.4	28.6
Stock-based compensation expense	11.2	10.7	20.0	21.1
Transaction-related and other costs (a)	8.6	0.9	21.4	4.6
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Total non-GAAP operating income	$64.5	$57.3	$120.3	$99.6

Net loss attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	$(153.7)	$(10.2)	$(173.7)	$(8.2)
Net income (loss) attributable to non-controlling interest	(0.2)	(0.1)	0.2	0.0
Accretion of redemption preference on redeemable convertible non-controlling interest - Netsmart	10.9	8.2	21.9	8.2
Net loss, as reported	$(143.0)	$(2.1)	$(151.6)	$0.0

Acquisition-related deferred revenue adjustments	1.6	10.1	3.2	10.1
Acquisition-related amortization	22.1	17.0	43.4	28.6
Stock-based compensation expense	11.2	10.7	20.0	21.1
Transaction-related and other costs (a)	8.6	0.9	21.4	4.6
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Non-cash charges to interest expense and other	2.9	2.8	5.9	5.6
Impairment of long-term investments	144.6	0.0	144.6	0.0
Equity in net (income) loss of unconsolidated investments	-	4.9	(0.3)	7.5
Tax effect of adjustments to reconcile GAAP to non-GAAP net income	(66.8)	(16.2)	(83.3)	(28.7)
Tax rate alignment	49.4	0.4	52.5	0.1
Total Non-GAAP net income	$30.6	$28.5	$55.8	$53.6
Less: Non-GAAP net income attributable to non-controlling interest	(3.4)	(1.7)	(5.5)	(1.8)
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$27.2	$26.8	$50.3	$51.8

Non-GAAP effective tax rate	35%	35%	35%	35%

Weighted shares outstanding - diluted	183.8	189.6	182.9	189.7

(Loss) earnings per share - basic and diluted, as reported	$(0.85)	$(0.05)	$(0.96)	$(0.04)

Non-GAAP earnings per share attributable to Allscripts Healthcare Solutions, Inc. - diluted	$0.15	$0.14	$0.28	$0.27

Note: Adjustments to reconcile GAAP to non-GAAP net income are presented gross of tax, with net tax effects included in row titled "Tax effect of adjustments to reconcile GAAP to non-GAAP net income".
(a) Transaction-related and other costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Legal and other costs	4.4	0.2	13.4	0.2
Transaction-related costs	4.2	0.7	8.0	4.4
Total transaction-related and other costs	$8.6	$0.9	$21.4	$4.6

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total revenue, as reported	$426.1	$386.5	$839.6	$732.1
Acquisition-related deferred revenue adjustments	1.6	10.1	3.2	10.1
Total non-GAAP revenue	$427.7	$396.6	$842.8	$742.2

Net loss, as reported	$(143.0)	$(2.1)	$(151.6)	$0.0

Acquisition-related deferred revenue adjustments	1.6	10.1	3.2	10.1
Depreciation and amortization	51.6	42.1	101.3	76.6
Stock-based compensation expense	11.2	10.7	20.0	21.1
Transaction-related and other costs	8.6	0.9	21.4	4.6
Non-cash asset impairment charges	0.0	0.0	0.0	4.7
Interest expense and other, net (a)	15.9	12.0	31.5	15.2
Impairment of long-term investments	144.6	-	144.6	-
Equity in net loss of unconsolidated investments	-	4.9	(0.3)	7.5
Tax (benefit)/provision	(1.0)	(0.5)	(0.8)	0.1
Adjusted EBITDA	$89.5	$78.1	$169.3	$139.9

Adjusted EBITDA margin (b)	21%	20%	20%	19%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by non-GAAP revenue.

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$33.9	$56.2	$109.4	$132.1
Cash flows from investing activities:
Capital expenditures	(10.5)	(8.8)	(25.0)	(16.6)
Capitalized software	(37.6)	(22.0)	(71.6)	(37.1)
Free cash flow	$(14.2)	$25.4	$12.8	$78.4

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP revenue, gross profit, gross margin, operating expense, Adjusted EBITDA, effective income tax rate, net income and earnings per share, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definitions of non-GAAP financial measures used throughout this document are presented below:

  Non-GAAP revenue consists of GAAP revenue, as reported, and adds back recognized deferred revenue from the Netsmart transaction that is eliminated for GAAP purposes due to purchase accounting adjustments.

  Non-GAAP gross profit consists of GAAP gross profit, as reported, and excludes acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense and transaction-related and other costs. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of non-GAAP revenue in the applicable period. For the second quarter of 2017, non-GAAP gross margin totaled 48.0 percent, consisting of non-GAAP gross profit of $205.3 million divided by non-GAAP revenue of $427.7 million. For the second quarter of 2016, non-GAAP gross margin totaled 48.1 percent, consisting of non-GAAP gross profit of $190.6 million divided by non-GAAP revenue of $396.6 million. Reconciliations to GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes transaction-related and other costs and stock-based compensation expense recorded to SG&A and R&D. For the second quarter of 2017, non-GAAP operating expense totaled $140.8 million, consisting of $112.0 million of GAAP SG&A and $46.5 million of GAAP R&D expense and excluding $8.6 million of total transaction-related and other costs and $9.2 million of stock-based compensation expense recorded to SG&A and R&D. For the second quarter of 2016, non-GAAP operating expense totaled $133.3 million consisting of $94.8 million of GAAP SG&A and $47.9 million of GAAP R&D expense and excluding $0.9 million of transaction-related and other costs and $8.5 million of stock-based compensation expense recorded to SG&A and R&D. Please note operating expense totals may not sum due to rounding.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss), as reported, and adjusts for: acquisition-related deferred revenue adjustments; depreciation and amortization; stock-based compensation expense; transaction-related and other costs; non-cash asset and long-term investment impairment charges; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit).

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss), as reported, and adds back acquisition-related deferred revenue adjustments, acquisition-related amortization, stock-based compensation expense, transaction-related and other costs, non-cash asset and long-term investment impairment charges, non-cash charges to interest expense and other, and equity in net earnings of unconsolidated investments and the related tax effect of the aforementioned adjustments. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc. is a non-GAAP measure and consists of Non-GAAP net income, as described above, with an adjustment to reduce Non-GAAP net income for the percentage of non-controlling interest outside Allscripts ownership position. For this presentation, Netsmart preferred stock is treated as if it was converted to common stock.

  Non-GAAP earnings per share consist of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.

Acquisition-Related Deferred Revenue Adjustments. Deferred revenue adjustments include acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenue acquired in a business acquisition. The fair value of acquired deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. Allscripts adds back acquisition-related deferred revenue adjustments for its non-GAAP financial measures because it believes the inclusion of this amount directly correlates to the underlying performance of Allscripts operations.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income, and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods because of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Transaction-Related and Other Costs. Transaction-related and other costs relate to certain legal proceedings, consulting, severance and other charges incurred in connection with activities that are considered one-time. For the second quarter of 2017, Allscripts incurred $8.6 million of transaction-related and other expenses.

Allscripts excludes transaction-related and other costs, in whole or in part, from non-GAAP gross profit, non-GAAP operating income, non-GAAP operating expense, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense include the amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities and the write-down of the carrying value of equity investments in non-consolidated third parties.

Impairment of Long-Term Investments. Impairment of long-term investments relates to other-than-temporary non-cash impairment charges associated with such investments based on management’s assessment of the likelihood of near-term recovery of the investments’ value. The impairment recorded during the quarter ended June 30, 2017 primarily relates to our investment in NantHealth common stock.

Equity in Net Income (loss) of Unconsolidated Investments. Equity in net income (loss) of unconsolidated investments represents Allscripts share of the equity earnings (losses) of our investments in third parties accounted for under the equity method, including the amortization of cost basis adjustments. The majority of the amount recognized in prior periods represents our share of the net loss incurred by NantHealth LLC, along with the amortization of cost basis adjustments. Our investment in NantHealth is accounted as an available-for-sale marketable security after NantHealth’s initial public offering in June 2016.

Tax Rate Alignment. Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP revenue, gross profit, gross margin, operating expense, effective income tax rate, net income, earnings per share, Adjusted EBITDA, and free cash flow provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein.

Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, operating expense, operating income, net income, earnings per share and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income, net income earnings per share and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the definitions and reconciliations of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

For more information contact:

Investors:
Seth Frank
312-506-1213
seth.frank@allscripts.com

Media:
Concetta DiFranco
312-447-2466
concetta.difranco@allscripts.com